                                                                      EXHIBIT 12

STATEMENT REGARDING THE COMPUTATION OF THE RATIOS OF EARNINGS TO FIXED CHARGES

    Provided below are the (i) ratios of earnings to fixed charges for the years ended December 31, 1995, 1996, 1997, and 1998, and (ii) the pro forma ratio of earnings to fixed charges for the year ended December 31, 1999.

                                                         DECEMBER 31,
                                           -----------------------------------------
                                             1995       1996       1997       1998
                                           --------   --------   --------   --------
                                             (DOLLARS IN THOUSANDS EXCEPT RATIOS)
Income (loss) before taxes...............   $2,141     $2,763    $(12,634)  $ 3,256

Fixed charges:
  Interest expense.......................    3,957      4,849       8,248    10,497
  1/3 of rental expenses.................      821        994       1,500     1,761

Total fixed charges......................    4,778      5,843       9,748    12,258

  Ratio of earnings to fixed charges.....     1.45x      1.47x         (a)     1.27x

------------------------

(a) Earnings were insufficient to cover fixed charges for the year ended December 31, 1997 by $12.6 million.

                                            YEAR ENDED DECEMBER 31, 1999
                          -----------------------------------------------------------------
                              PERIOD FROM
                            JANUARY 1, 1999        PERIOD FROM
                                THROUGH          JULY 2, THROUGH
                              JULY 1, 1999         DECEMBER 31,
                          --------------------         1999
                                       SUIZA     ----------------    PRO FORMA
                            REID     PACKAGING         CCC          ADJUSTMENTS   PRO FORMA
                          --------   ---------   ----------------   -----------   ---------
                                        (DOLLARS IN THOUSANDS EXCEPT RATIOS)
Income (loss) before       $5,005     $16,190         $   724          $3,836      $25,755
  taxes.................

Fixed charges:
  Interest expense......    4,484      18,632          26,965           2,178       52,259
  1/3 of rental
    expenses............    1,087       2,616           4,961              --        8,664

Total fixed charges.....    5,571      21,248          31,926           2,178       60,923

  Ratio of earnings to
    fixed charges.......     1.90x       1.76x           1.02x             --         1.42x